FTC Issues Requests For Additional Information In Connection With The Service Corporation International / Stewart Enterprises, Inc. Merger

HOUSTON and NEW ORLEANS, July 17, 2013 /PRNewswire/ -- Service Corporation International (NYSE: SCI) ("SCI") and Stewart Enterprises, Inc. (Nasdaq: STEI) ("Stewart") today announced that they have each received a request for additional information from the Federal Trade Commission ("FTC") in connection with its review of SCI's pending acquisition of Stewart. These FTC requests, commonly referred to as the "second request," were anticipated by SCI and Stewart. They extend the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 until the 30th day after substantial compliance by SCI and Stewart with the requests, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. SCI and Stewart intend to continue to work with the FTC and to respond promptly to the request. The companies continue to believe that the pending acquisition will be completed in late 2013 or early 2014.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Readers are cautioned that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving SCI and Stewart Enterprises, including future financial and operating results, the combined company's plans, objectives, synergies, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Stewart Enterprises' shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in SCI's filings with the SEC, which are available at www.sci-corp.com. SCI disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At June 30, 2013, we owned and operated 1,436 funeral homes and 374 cemeteries (of which 213 are combination locations) in 43 states, eight Canadian provinces and the District of Columbia. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

SCI Contacts

Investors:	Debbie Young / Investor Relations
(713) 525-9088
debbie.young@sci-us.com

Media:	Lisa Marshall / Corporate Communications
713-525-5235
lisa.marshall@sci-us.com